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                                                                      Exhibit 99

                WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP
                         FORM 10-QSB SEPTEMBER 30, 1999

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

         1. Statement of Cash Available for Distribution for the three months ended September 30, 1999:

             Net Loss                                              $  (11,000)
             Add:  Depreciation                                        78,000
                   Amortization                                         3,000
             Less: Cash to reserves                                   (44,000)
                                                                   ----------

             Cash Available for Distribution                       $   26,000
                                                                   ==========

             Distributions allocated to General Partners           $    1,000
                                                                   ==========

             Distributions allocated to Limited Partners           $   25,000
                                                                   ==========

         2. Fees and other compensation paid or accrued by the Partnership to the general partners, or their affiliates, during the three months ended September 30, 1999:

         Entity Receiving                   Form of
           Compensation                   Compensation                Amount
        -------------------    ------------------------------       -----------

        General Partners       Interest in Cash Available for       $     1,000
                               Distribution

        WFC Realty Co., Inc.   Interest in Cash Available for                 5
        (Initial Limited       Distribution
        Partner)


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